UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 17, 2009

POLYMER GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-14330	57-1003983
(Commission File Number)	(IRS Employer Identification No.)

9335 Harris Corners Parkway, Suite 300, Charlotte, North Carolina	28269
(Address of Principal Executive Offices)	(Zip Code)

(704) 697-5100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

On September 23, 2009, Polymer Group, Inc. (the “Company”) announced that it had completed its previously announced amendment and extension transaction and entered into Amendment No. 2, dated as of September 17, 2009 (the “Amendment”), to the Credit Agreement, dated as November 22, 2005 and amended on December 8, 2006, among the Company, as Borrower, the various lenders referred to therein, Citicorp North America, Inc. as Administrative Agent, Documentation Agent, Collateral Agent and Syndication Agent, and Citigroup Global Markets, Inc. as Sole Lead Arranger and Sole Bookrunner (the “Original Credit Agreement”).

As a result of the Amendment, the Company extended the maturity date for approximately $295.7 million of the Company’s $317.6 million consolidated outstanding term loan (the “Term Loan”) to November 22, 2014. In addition, the maturity date for approximately $30.0 million of the Company’s $45.0 million revolving credit facility (the “Revolving Credit Facility”) was extended to November 22, 2013 under certain circumstances summarized below. In conjunction with the execution of the Amendment, the Company repaid approximately $24.0 million of net outstanding borrowings under the Term Loan, resulting in a total consolidated outstanding amount of $293.6 million.

The Original Credit Agreement consisted of:

•                  The $410.0 million senior secured Term Loan maturing on November 22, 2012 and the $45.0 million Revolving Credit Facility maturing on November 22, 2010;

•                  An interest rate for both the Term Loan and the Revolving Credit Facility based on a spread over the London Interbank Offered Rate (“LIBOR”) of 2.25%, or 1.25% over a defined Alternate Base Rate; and

•                  Customary representations and warranties, covenants and events of default, including, in certain circumstances, acceleration of obligations thereunder upon an event of default.

The Amendment:

•                  Allows for additional Term Loan tranches that extend the maturity date of the Term Loan to November 22, 2014 at an interest rate of LIBOR plus 4.5% (with a LIBOR floor of 2.5%);

•                  Allows for additional Revolving Credit Facility tranches that extend the maturity date of the Revolving Credit Facility to November 22, 2013 at an interest rate of LIBOR plus 4.5% (with a LIBOR floor of 2.5%). If outstanding borrowings under the original Term Loan tranche that matures November 22, 2012 exceed $10.0 million o August 24, 2012, the new Revolving Credit Facility tranche will mature August 24, 2012;

•                  Removes the requirement for future step downs or step ups in financial covenants;

•                  Establishes price protection for the new tranches requiring matching yields if any future tranches are established at yields at least 25 basis points above the current loan tranches;

•                  Revised certain definitions and baskets related to permitted investments, acquisitions and assets sales; and

•                  Required repayment of $24.0 million of net outstanding borrowings under the Term Loan at the closing.

With the execution of the Amendment and the related $24.0 million repayment, the Term Loan now consists of $20.2 million of net outstanding amounts maturing on November 22, 2012 and $273.4 million maturing on November 22, 2014.  Similarly, the Revolving Credit Facility now consists of $15.0 million maturing on November 22, 2010 and $30.0 million maturing on November 22, 2013. Interest will continue to be payable on a quarterly basis. Principal payments of $1.0 million will continue to be due quarterly. Under the Amendment, the Company has the option to either prorate such principal payments across the two tranches or to apply to the tranche with the earliest maturity date.

As a result, the Company expects to incur charges in the third quarter of fiscal 2009 of approximately $3.5 million related to the Amendment; additionally, the Company expects to incur a charge of approximately $3.8 million resulting from the reclassification, to earnings, of cash flow hedge losses previously included as a component of Accumulated Other Comprehensive Income.

Item 2.03                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

A copy of the Company’s press release announcing that the Company had completed the amendment to amend and extend a portion of its outstanding bank debt is furnished as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits

(d)           Exhibits

99.1                                                                           Press Release dated September 23, 2009 announcing that Polymer Group, Inc. completed the Amend and Extend Transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMER GROUP, INC.

Date: September 23, 2009	By:	/s/ Robert J. Kocourek
Robert J. Kocourek
Chief Financial Officer